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                                                              EXHIBIT 23.4

            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Proxy Statement of Viagene, Inc. and related Prospectus of Chiron Corporation which is made a part of the Registration Statement (Form S-4) of Chiron Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 27, 1995, with respect to the consolidated financial statements of Ciba Corning Diagnostics included in the Current Report Form 8-K/A dated January 4, 1995, as amended on March 17, 1995, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Boston, Massachusetts

August 11, 1995